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                                                                   EXHIBIT 10.17

                                January 13, 1999









       RE: OBJECTIVE COMMUNICATIONS, INC. - SERIES B 5% CUMULATIVE CONVERTIBLE PREFERRED STOCK AND RELATED WARRANTS TO PURCHASE COMMON STOCK


Dear


       Objective Communications, Inc. ("Objective" or the "Company") is negotiating an immediate bridge financing in the range of $1 million to $3 million, and a subsequent equity financing in an amount up to $15 million. As a condition to proceeding with the bridge and equity financings, the proposed underwriter of these financings is requiring that the holders of the Company's outstanding Series B 5% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), and related warrants (the "Series B Warrants") to purchase shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), agree to certain changes in their rights with respect to the Series B Preferred Stock and Series B Warrants. This letter agreement is to set forth the Company's proposal to modify the terms of the outstanding Series B Preferred Stock and Series B Warrants. The investors (collectively, the "Investors" and individually, an "Investor") currently hold $1.15 million aggregate stated value 209,091 shares of the Series B Preferred Stock and Series B Warrants to purchase 52,273 shares of Common Stock. Each individual signing this letter agreement on behalf of an entity that holds Series B Preferred Stock and Series B Warrants represents and warrants to Objective that he is authorized and has full authority to execute, deliver and enter into this agreement on behalf of, and to bind, such investor.


       In consideration of the mutual covenants and obligations set forth in this letter agreement, and in the other documents and agreements among Objective and the Investors, Objective and each of the Investors agree as follows:


       1. Each Investor agrees that it will not exercise its right to convert the Series B Preferred Stock or exercise the Series B Warrants until the date on which a


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January 13, 1999
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              public or private equity financing with gross proceeds to
              Objective of not less than $8 million (a "Qualified Financing") is consummated.

       2. Upon the closing of a Qualified Financing, the Series B Preferred Stock will automatically and without any further action on the part of the holder convert into shares of Common Stock at a "Conversion Price" (as defined in the Certificate of Designations, Preferences and Rights of Series B 5% Cumulative Convertible Preferred Stock of Objective Communications (the "Certificate of Designations")) equal to the closing price per share of the Common Stock on January 12,1999, on the Nasdaq National Market. Each Investor further agrees that, notwithstanding anything to the contrary in the Certificate of Designations or the Subscription Agreement by and between the Company and the undersigned dated August 26, 1998 (the "Subscription Agreement"), there shall be no adjustment in the Conversion Price by reason of any securities issued in the bridge financing or subsequent equity offering referred to above (including without limitation any warrants issued in either such financing), or upon conversion of the Series B Preferred Stock, conversion of the outstanding $3.125 original principal amount of 5% Convertible Debentures of the Company due 2003, or exercise of the Series B Warrants.

       3. The undersigned Investor agrees that the exercise price of the Series B Warrants is hereby amended to be equal to the closing price per share of the Common Stock on January 12,1999, on the Nasdaq National Market. Each Investor further agrees that, notwithstanding anything to the contrary in the Subscription Agreement or the Series B Warrants, there shall be no adjustment in the exercise price of such Series B Warrants by reason of any securities issued in the bridge financing or subsequent equity offering referred to above (including without limitation any warrants issued in either such financing), or upon conversion of the Series B Preferred Stock, conversion of the outstanding $3.125 original principal amount of 5% Convertible Debentures of the Company due 2003, or exercise of the Series B Warrants.

       4. The undersigned Investor hereby expressly waives any right that it may have to include the shares of Common Stock issuable upon conversion of the Series B Preferred Stock or Series B Warrants in any registration statement that the Company may file with the Securities and Exchange Commission with respect to the above-referenced bridge financing or Qualified Financing. The undersigned Investor also agrees that, for a period of six months following the date on which the shares of Common Stock issuable upon conversion of the Series B Preferred Stock are issued, it will not sell, pledge, or otherwise transfer such shares of


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January 13, 1999
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              Common Stock and will enter into an agreement with the Company or the underwriter of such offering to that effect.

       5. In the event that the Qualified Financing is not completed on or before June 30, 1999, then this letter agreement shall be null and void and of no force and effect.

       This Agreement shall be effective upon and as of the date and time at which the Company consummates a bridge financing and receives gross proceeds from a bridge financing in an amount of not less than $1 million. All numbers and share amounts set forth in this letter agreement are based on the current number of shares of common stock outstanding, and shall be adjusted for any future stock splits, stock recapitalizations, reverse stock splits or similar changes in the Company's capitalization.

       If you are in agreement with the foregoing, please sign and return one original copy of this letter to the undersigned at Objective Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801 by overnight mail and by telecopy (Telecopy number: (603) 334-2212). If you have any questions, you can reach me at (603) 334-6741.


                                     Sincerely,




                                     Robert H. Emery,
                                     Vice President, Finance and Administration



       The undersigned authorized representative of the Investor listed below hereby acknowledge and agree to the terms and conditions of this letter agreement and agree to be legally bound by its terms.


Dated: January ____, 1999



                                     By:
                                        ------------------------
                                     Name:
                                     Title: